Exhibit 10.3

December 19, 2005
Jay Vir
NGTV
9944 Santa Monica Blvd.
Beverly Hills, CA 90212
Dear Jay,
This proposal will serve as an Agreement between Big Fish Marketing, Inc. (“BFM”) and NGTV (“NGTV”) pursuant to which BFM shall consult with NGTV to develop and execute a marketing plan highlighted by creative and strategic tactics that build awareness and excitement among consumers, distributors and advertisers.
DELIVERABLES
Consultation
As a member of the NGTV team, BFM will extend the full scope of its services in support of all marketing efforts that drive buy rates, distribution and sponsorship revenue to NGTV. BFM’s CEO, Chief Creative Officer Robin Fisher Roffer and her staff will dedicate themselves to focus on your business. Services will include:
•	Problem Solving
•	Strategic Thinking
•	Copywriting
•	Creative Art Direction
•	Vendor Contracting and Liaison
•	Meetings/Conference Calls
Marketing Plan
BFM will partner with NGTV to revise the existing marketing plan to create a comprehensive strategy, which will direct all marketing efforts to support the affiliate, consumer and ad sales strategy in 2006. The plan will include:
•	Sales objectives

•	Key messages

•	Brand integration

•	Creative tactics and solutions
➢	Promotions

➢	Consumer advertising

➢	Trade advertising

➢	Kits and collateral

➢	Special events

➢	Premiums

➢	Public relations
▪	Year 2006 schedule and budget

Projects
As outlined in the marketing plan, BFM will oversee execution of promotional programs (sweepstakes, contests, events, etc.), print design, online advertising, media buying, grassroots marketing, viral initiatives, interactive games, website creation and printing of advertising campaigns and collateral. All outside costs for these projects will be submitted in writing for approval, including scope of responsibility and fees for any such services.
Style Guide and Graphics Package
A Style Guide will be created under Roffer’s direction that provides on-air and print usage guidelines for logos, color palette, typefaces, etc. Roffer will hire an outside consultant to direct NGTV’s creative services towards creating a graphics package that creatively frames all of the network’s programming. Usage for the Graphics Package will be detailed in the Style Guide.
Public Relations
Roffer will write a detailed RFP defining specific objectives and deliverables, conduct a search and contract with a world-class public relations firm.
Staffing
In addition, Roffer will help build an internal marketing team for NGTV consisting of five full time employees and engage an outside firm that specializes in generating revenue from sponsorship fees and product placement.
FEES
(a) NGTV agrees to pay BFM a monthly retainer of $30,000 for consultation services over a twelve-month period in 2006. In addition, NGTV will pay BFM $15,000 for the month of December 2005.
(b) Performance Bonus. During the Term, BFM shall be paid 0.75% of Net subscription revenues from US domestic cable and satellite operators, computed as PPV fees and license fees received by NGTV from contracts with cable and satellite operators for NGTV programming, less direct cost of sales, meaning any direct expenses paid to unrelated parties and other marginal expenses incurred for said revenues computed in accordance with generally accepted accounting principles. Indirect costs and overhead, including salaries, shall be excluded from this definition of Net subscription revenues. The Performance Bonus would be computed and paid out annually.
(c) Stock Option. BFM shall receive a stock option award under the Company’s 2000 Equity Incentive Plan to purchase 30,134 shares of common stock (700,000 shares on a pre-reverse split basis) (the “Option”). The Option shall vest on a monthly basis over a two-year period, starting from December 19, 2005, with any unvested options expiring upon termination of employment for any reason. The Option shall be issued with an exercise price equal to fair market value as determined by the Board of Directors, which is contemplated to be approximately $3.60 per share on a post-reverse split basis, and shall have a 10-year-term.

Costs
NGTV will also be responsible for all reasonable out-of-pocket costs such as telephone, fax, business class travel, business meals/entertainment, Federal Express and shipping. Travel outside of Los Angeles in conjunction with consultation services will be business class and include airfare, hotel, transportation and meals. Expenses in excess of $500 are subject to prior approval of NGTV. All expenses must be supported by evidence reasonably satisfactory to NGTV (i.e., receipts, invoices, etc.).
Payment
All fees will be invoiced at the beginning of the month and payable upon receipt.
REPORTING STRUCTURE
Roffer will report directly to Jay Vir on all business, operations and financial matters, including approvals of budgets, estimates and invoices. In regard to creative decisions, Roffer will seek approval from Kourosh Taj.
TERM
The term of this Agreement shall commence on December 19, 2005 and shall terminate December 31, 2006. On or before this date, any extensions or addendums to the Agreement shall be made in writing and agreed upon by both parties. Either party may terminate this Agreement for any reason at any time upon written notice of termination to the other party.
CONFIDENTIALITY
In connection with the services provided hereunder, BFM may, from time to time, be exposed to and will be furnished with certain information, material and data relating to NGTV controls, content, design and marketing plans, which are confidential. BFM shall keep confidential and not reveal or disclose to anyone, any of said information, material or data.
NON-SOLICITATION OF EMPLOYEES
Without the prior written consent of Jay Vir or Kourosh Taj, during the term of this Agreement and for one year after the termination of this Agreement, BFM shall not, directly or indirectly, either alone or with others, solicit any employee of or consultant to the Company to leave the Company or work for anyone in competition with the Company.
OWNERSHIP OF INTELLECTUAL PROPERTY
All intellectual property created by BFM (or its staff) pursuant to or in connection with this Agreement, or otherwise created for NGTV during the term of this Agreement, including but not limited to the Projects, Style Guide and Graphics Package outlined herein, and any brand names, trademarks, tag lines, slogans, advertisements, marketing plans and ideas, commercials, articles, and any programming concepts or ideas, shall be the property of NGTV and not of BFM.
INDEMNIFICATION
(a) Client Responsibility
NGTV acknowledges that BFM cannot independently verify factual material supplied to BFM by NGTV, and therefore NGTV hereby agrees to indemnify and hold BFM harmless from and against any and all claims, losses, damages, liabilities, actions, causes of action, expenses, (including reasonable attorney’s fees) and any other legal liability which BFM incurs arising out of information or material supplied by NGTV and contained in any reports, press releases or other material distributed by BFM pursuant to this Agreement or otherwise at the direction of NGTV. (Provided that BFM does not make any unauthorized changes or modifications to the information or material supplied by NGTV.)
(b) Use of Information by Third Party
The parties agree that BFM has no control over information once it has been issued to the media or any other third party. The parties further agree that BFM cannot assure the use of any material by any medium, or the accuracy of what any third party broadcasts, publishes or promotes. No public announcements or releases unless approved by NGTV in advance.
COMPLETE AGREEMENT
This Agreement sets forth the entire agreement between the parties concerning the services provided hereunder, superseding all prior verbal or written communications accessions with respect to the terms hereof, and may not be cancelled, altered, modified or changed in any way by either of the parties without the prior expressed written consent of the other.
ASSIGNMENT
This Agreement shall be governed and constructed with the laws of the state of California without giving effect to conflicts-of-law principals thereof. This Agreement may not be assigned to another party, by operation of law or otherwise.

If the foregoing is in accordance with your understanding and is acceptable to NGTV, please indicate by signing and returning one of the enclosed duplicate originals of this Agreement.
Sincerely,
/s/ Robin Fisher Roffer
Robin Fisher Roffer
CEO, Chief Creative Officer
Big Fish Marketing, Inc.
Please sign below to acknowledge your agreement to the terms and return one signed copy to Big Fish Marketing. Thank you.
AGREED AND ACCEPTED:
NGTV

By:	/s/ Jay Vir	Date:	12-22-2005

Jay Vir
President